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                                                                     EXHIBIT 6.2

                              Indemnity Agreement

     THIS AGREEMENT made and entered into this 31/st/ day of March, 2000, by and among Akon Plastic Enterprises, Inc., an Ohio corporation, and David Harman (joint and severally known as the "Indemnitors"), and OurPet's Company, a Colorado corporation, Steven Tsengas, Evangelia Tsengas, Nicholas Tsengas and Konstantine Tsengas (individually and collectively known as the "Indemnitees").

     WHEREAS, Indemnitors are purchasing certain assets from OurPet's Company (formerly known as Napro, Inc.) associated with its subsidiary, Sanar Manufacturing ("Sanar"); and

     WHEREAS, Indemnitees incurred debt with the Lake County Small Business Assistance Corporation, in the form of Small Business Administration secured loans (hereinafter "SBA loans") in connection with its purchase and operation of Sanar, and executed guarantees for such debt; and

     WHEREAS, the outstanding balance of the one SBA Loan will be $115,053.59 after March 31, 2000 and the outstanding balance on the other SBA Loan will be $106,655.75 after March 31, 2000; and

     WHEREAS, the guarantees on the above outstanding balances will remain in effect subsequent to the OurPet's Company's sale of Sanar's assets to the Indemnitors; and

     WHEREAS, Indemnitees are only able to proceed with the sale of Sanar's assets to the Indemnitors if Indemnitors are willing to indemnify and hold Indemnitees harmless as hereinafter set forth:

     NOW, THEREFORE, the parties hereto, in consideration of the mutual covenants hereinafter set forth, and intending to be legal bound hereby, agree as follows:

     1.   Indemnification.  Indemnitors agree to indemnify and hold Indemnitees
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harmless from and against any and all claims, damages, actions, causes of action, costs and expenses (including legal fees) made against or incurred by Indemnitees as a result of Indemnitees' guarantees on the aforementioned SBA loans.

     2.   Insurance.  Indemnitor, David Harman, shall obtain life insurance
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coverage in the amount of Two Hundred Fifty Thousand Dollars ($250,000.00), naming OurPet's Company as the beneficiary, and the remaining individual Indemnitees as alternate beneficiaries. The coverage amount of such life insurance may be adjusted on a periodic basis, no more frequent than annually, as the outstanding balances on the aforementioned SBA Loans are reduced. Adjustments to the coverage amount shall be made with the prior knowledge and consent of the Indemnitees, said consent not to be unreasonably withheld.
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     3.   Notice.  Indemnitees agree to give Indemnitors prompt notice of all
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claims made against Indemnitees, which Indemnitees believe are subject to the indemnification under this Agreement.

     4.   Governing Law; Venue.  This Agreement shall be construed and enforced
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in accordance with the laws of the State of Ohio.  Indemnitors agree that any action brought by any party to enforce the provisions of this Agreement shall be in the appropriate state or federal court situated in Cuyahoga County, Ohio.

     5.   Binding Agreement.  This Agreement shall inure to and be binding upon
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the parties hereto and their respective successors, heirs and assigns.

     6.   Entire Agreement; Modification.  This Agreement shall constitute the
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entire agreement among the parties and shall supersede any previous agreements, whether oral or written, in all respects. The Agreement shall not be modified, altered, or amended, except in writing signed by all the parties hereto.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

WITNESSES:                          INDEMNITORS:

                                    Akon Plastics Enterprises, Inc

/s/ Andrew R. Duff                  By: /s/ David Harman
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                                    Its:  President

/s/ Vidal Cruz                      /s/ David Harman
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                                    David Harman

                                    INDEMNITEES:

                                    OurPet's Company (fka Napro, Inc.)

/s/ John G. Murchie                 By: /s/ Steven Tsengas
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                                    Its: President/CEO
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/s/ John G. Murchie                 /s/ Steven Tsengas
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                                    Steven Tsengas

/s/ John G. Murchie                 /s/ Evangelia Tsengas
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                                    Evangelia Tsengas

/s/ John G. Murchie                 /s/ Nicholas Tsengas
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                                    Nicholas Tsengas

/s/ John G. Murchie                 Konstantine Tsengas
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                                    Konstantine Tsengas